Exhibit 99.1

 CHANNELL PROVIDES ADDITIONAL FINANCIAL GUIDANCE

Temecula, Calif., May 5, 2006 – Channell Commercial Corporation. (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water storage tanks distributed in markets throughout Australia, today announced additional financial guidance for the first quarter of 2006 and initial guidance for the second quarter and full year 2006.

First Quarter Update

The first quarter GAAP loss per basic share is expected to range from $0.16-$0.17 reflecting the expected continuation of the negative trends that surfaced late last year. Excluding the impact of SFAS 123R related to stock compensation expense that the Company adopted effective January 1, 2006, non-GAAP loss per basic share is expected to range form $0.15 to $0.16. The Company’s previously announced guidance for first quarter revenues in excess of $24 million remains unchanged. As of March 31, 2006, the Company had total cash and cash equivalents of $2.4 million. The Company expects to provide complete first quarter 2006 results by May 15, 2006.

Second Quarter and Full Year Outlook

Based upon information currently available, revenue for the second quarter 2006 is expected to range from $28 million to $30 million, representing a sequential increase of 14% to 22%. Earnings per basic share for the quarter are expected to range from $0.07 to $0.09. Excluding the impact of SFAS 123R related to stock compensation expense, non-GAAP earnings per basic share is expected to range from $0.08 to $0.10. For the full year 2006, management expects revenues to range from $105 million to $110 million with earnings per basic share to range from $0.02 to $0.07. Excluding the impact of SFAS 123R, full year 2006 non-GAAP earnings per basic share is expected to range from $0.06 to $0.11.

“We are confident the first quarter was the low point for the Company and are optimistic that the Company will return to profitability for the remainder of the year, driven by our recent aggressive cost cutting measures and a rebound in order trends from key North American telecom and broadband/cable customers,” said William H. Channell, Jr., the Company’s President and Chief Executive Officer. “We also expect to generate positive cash flow from operations for the full year 2006, with capital expenditures approaching $3 million and total debt balance at year end of $7 to $8 million. Despite the improving revenue outlook, the Company continues to be impacted by unfavorable raw materials pricing trends that are limiting overall profitability. As a result, management will remain focused on controlling costs in order to sustain profitability during this challenging period. “

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See the table below for a reconciliation between GAAP earnings per share and non-GAAP pro forma earnings per share.

Reconciliation of GAAP earnings per basic share estimate to

non-GAAP pro forma earnings per basic share estimate (Unaudited)

	Second Quarter		Full Year
	2006		2006
	Low	High	Low	High
Estimated GAAP earnings per basic share	$0.07	$0.09	$0.02	$0.07

Add:
Estimated stock compensation expense under SFAS 123R	0.01	0.01	0.04	0.04

Estimated non-GAAP earnings per basic share	$0.08	$0.10	$0.06	$0.11

Conference Call and Webcast

A conference call with simultaneous webcast to discuss Channell’s business outlook will be held today at 9:00 a.m. Pacific (12 p.m. Eastern). Interested participants and investors may access the teleconference call by dialing 866-249-6463 (domestic) or 303-262-2138 (international). There will also be a live webcast of the call available on the Investors section of the Company’s web site at www.channellcomm.com. Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through May 12, 2006; the conference ID is 11060129.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia. Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks. The Company’s headquarters and U.S. manufacturing facilities are in Temecula, California. International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia. The Company’s website is www.channellcomm.com.

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws. Examples of forward looking statements would include statements about the expected future revenues, expenses and other financial results and any other statements that are not historical facts. These statements are based on management’s current expectation and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (7) energy costs, (8) integration of acquired businesses, (9) delays in product development, (10) operating leverage, (11) seasonality and fluctuations in operating results and (12) worldwide economic conditions. Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.